UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-3/A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AXM Pharma, Inc. (Exact name of registrant as specified in charter)
Nevada (State or other jurisdiction of incorporation or organization)
75-2853946 (I.R.S. Employer Identification No.)
7251 West Lake Mead Blvd., Suite 300, Las Vegas, NV 89128 (702) 562-4155 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
7251 West Lake Mead Blvd., Suite 300, Las Vegas, NV 89128 (702) 562-4155 (Name, address, including zip code, and telephone number, including area code, of agent for service)
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ] ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (2)
Common Stock	750,000	$1.41	$1,057,500	$124.47

Common Stock underlying Warrants	6,478,158	$1.41	$9,134,202.78	$1075.10
Common Stock underlying Notes	1,630,958	$1.41	$2,299,650.78	$270.69
Common Stock underlying dividends (4)	288,351	$1.41	$406,574.91	$47.85
Common Stock pursuant to re-set adjustment	2,742,193	$1.41	$3,866,492.13	$455.09
Total	11,889,660	------	$16,764,420.60	$1,973.20

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) This Registration Statement is being filed to register 8,109,116 shares issuable pursuant to the Company’s recent private financing.  We are also filing this Registration Statement to register 750,000 shares issuable pursuant to consulting agreements, 238,334 shares issuable pursuant to dividends that may be paid in the future, 50,017 shares distributed as dividends on January 19, 2005 and 2,742,193 shares issuable as a result of certain anti-dilution adjustment made to our Series A and Series C Preferred shares and warrants.

(2) Shares registered by the Registrant under its Prior Registration Statements on Form SB-2 (File No. 333-117040 and File No. 333-109117) and Form S-3 (File No. 333-122498) not previously sold are carried forward in this Registration Statement pursuant to Rule 429.  The Registrant has paid all registration fees in connection with such unsold amount of shares under the Prior Registration Statements.

(3) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the American Stock Exchange of $1.41 on May 12, 2005.

(4) This amount represents 50,017 shares of Common Stock underlying dividends that were distributed on January 19, 2005 105,926 shares of Common Stock underlying dividends that may be distributed to our Series C shareholders on June 24, 2005 and 125% of the dividends that could be distributed on January 19, 2006.

Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained in this Registration Statement also relates to 7,845,000 shares of common stock of the Registrant registered pursuant to the Registrant's Registration Statement on form SB-2 (No. 333-109117), 4,543,505 shares of common stock of the Registrant registered pursuant to the Registrant’s Registration Statement on form SB-2 (No. 333-117040) and 166,191 shares of common stock of the Registrant registered pursuant to the Registrant’s Registration Statement on Form S-3 (No. 333-122498) and is a combined prospectus. This Registration Statement, which is a new registration statement, also constitutes a post-effective amendment to Registration Statement Nos. 333-109771 and 333-117040. Such post-effective amendments shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act of 1933.

The information contained in this preliminary prospectus is not complete and may be changed.  These securities may not be sold until the Securities and Exchange Commission declares the registration statement filed with it effective.  This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  You should rely only on the information contained in this preliminary prospectus.  We have not authorized anyone to provide you with information that is different.

PRELIMINARY PROSPECTUS

Subject to completion, dated May 12, 2005

AXM PHARMA, INC.

11,889,660 Shares of Common Stock

The 11,889,660 shares of common stock, $.001 par value, are being offered by the selling shareholders listed on page 19.  The shares of our common stock covered by this prospectus include:

  750,000 shares of common stock issued to certain parties in consideration for services provided to AXM Pharma.
  5,740,958 shares of common stock issuable upon exercise of 5,740,952 warrants to purchase shares of our common stock.
  737,200 shares of common stock issuable upon exercise of two (2) warrants to purchase shares of our common stock, which comprise units underlying the unit purchase warrants granted to the placement agent and co-placement agent in our April 20, 2005 private placement.
  1,630,958 shares of common stock issuable upon conversion of the notes granted to investors in our April 20, 2005 financing.
  288,351 shares of common stock issuable pursuant to dividends that were issued in January 2005 and pursuant to dividends that may be paid in the future to our Series C Preferred Shareholders.
  2,742,193 shares issuable as a result of certain anti-dilution adjustment made to the warrants we issued on August 21, 2003 and September 12, 2003 and our Series C Preferred Stock.

This offering is not being underwritten.

The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions.  Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under the “Selling Shareholders” and “Plan of Distribution” sections in this prospectus.  We will not receive any of the proceeds from the sale of the shares under this prospectus.  We will however receive $16,577,012 if all of the warrants described herein are exercised.

Our common stock is listed on the American Stock Exchange, also called the AMEX, under the trading symbol  “AXJ.”  On May 12, 2005, the closing bid for our common stock as reported on the

AMEX was $1.40 per share.  As of May 12, 2005, we had the following amount of shares issued and outstanding:

•

 19,535,502 shares of common stock outstanding;

•

 950,000 shares of Series A Preferred Stock outstanding; and,

•

 17.425 shares of Series C Preferred Stock outstanding.

THIS INVESTMENT INVOLVES RISK.

SEE “RISK FACTORS” BEGINNING ON PAGE 11

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate.  Any representation to the contrary is a criminal offense.

__________________________________________

The date of this Prospectus is May 12, 2005

__________________________________________

CORPORATE INFORMATION

Our corporate offices are located at 7251 West Lake Mead Blvd, Suite 300, Las Vegas, Nevada, 89128.  Our telephone number is (702) 562-4155.  The URL for our website is http://www.axmpharma.com

PROSPECTUS SUMMARY

The following is a summary that highlights what we believe to be the most important information regarding AXM Pharma and the securities being offered herein.  Because it is a summary, however, it may not contain all of the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus and our financial statements and related notes carefully.  Unless the context requires otherwise, “we,” “us,” “our” and similar terms refer to AXM Pharma.

The Company

AXM Pharma, Inc., a Nevada corporation, is a pharmaceutical company based in The People’s Republic of China. We are a publicly listed company quoted under the symbol (AMEX:AXJ). Our business is the sale of over-the-counter and prescription pharmaceutical products in The People’s Republic of China.  Our business in The People’s Republic of China is conducted by our wholly-owned subsidiary, AXM Pharma Shenyang, Inc., located in the city of Shenyang in the Northeastern portion of the People’s Republic of China.  Our products have until recently been produced by third-party manufacturers and sold through third-party distributors.   AXM Shenyang currently holds 42 licenses to produce over-the-counter and prescription pharmaceutical products in The Peoples Republic of China. Of these 42 licenses, we have, to date, commercialized four of these licenses. We have expanded our business by commercializing additional licenses held by AXM Shenyang and by acquiring additional product licenses.  Additionally, with our factory recently completed, we intend to move our product manufacturing in-house during the current fiscal year, except for the Sunkist line, which will continue to be outsourced in 2005.

Recent Developments

Business

We used a portion of the net proceeds from the private financings completed in 2003 to begin construction of our new plant, which was completed in the fourth quarter of 2004.  The new plant is located in a special economic zone in the city of Shenyang that provides us with various multi-year tax and development incentives.    To date, our products have been produced using third-party original equipment manufacturing relationships, which allow us to operate with approximately 35 employees. However, since our new facility has been Chinese Good Manufacturing Practices certified and we can begin to manufacture our products in-house, we anticipate that we will cease using third parties to produce our products. Prior to closing the old plant, we had approximately 320 employees; however, we now have 150 full-time employees at our facilities located in The Peoples Republic of China.

In January 2004, we entered into an agreement with Sunkist Growers, Inc. whereby we were granted a license by Sunkist to manufacture, market and sell Sunkist-trademarked products in The Peoples Republic of China, exclusive of Macao and Hong Kong.  The product range included in the trademark license is vitamins and vitamin supplements  (excluding vitamin fortified confections).  The agreement grants us exclusive rights in The Peoples Republic of China for use of the Sunkist brand name for our range of vitamin and vitamin supplements (excluding vitamin-fortified confections).  The agreement also grants us a right of first refusal for any territory in the rest of Asia where Sunkist does not currently license the product categories covered by their agreement with us.  In addition to The Peoples Republic of China, we currently have the right to sell Sunkist products in Hong Kong, Singapore, Taiwan and Thailand.  Under the terms of the agreement, we are required to achieve certain sales targets each year, for each category of product licensed under the agreement.  If we fail to achieve the agreed upon sales targets for any two consecutive years, the agreement may be terminated with regard to such product category by Sunkist in its discretion.  In order to support our Sunkist license agreement, we have entered into distribution agreements with Zuellig Xinxing Pharmaceutical Company Limited, an international pharmaceutical distribution company’s offices in The Peoples Republic of China, Hong Kong, Taiwan, Singapore and Thailand. This agreement is part of our plan to enter into license agreements with larger companies to market and sell leading products / brands in The Peoples Republic of China.

In the fourth quarter of 2004, we completed a new plant built to Chinese Good Manufacturing Practices specifications.  In December 2004, we received our Chinese Good Manufacturing Practices Certification from the Chinese State Food and Drug Administration.  As a result, we plan to begin transitioning manufacturing of certain of our products to the new factory in the second quarter of 2005. The factory includes over 120,000 square feet of production space with laboratory and administration buildings capable of producing 30,000,000 tubes for ointment, 500,000,000 tablets and 250,000,000 capsules annually.  The factory is located in a special economic zone located several kilometers from the old plant.  The High-Tech Industrial Development District was established in May of 1988 in order to accelerate the development and industrialization of high-tech industries in the North–Eastern portion of the Peoples Republic of China.  In order to create unique incentives for companies to locate in the High-Tech Industrial Development District, favorable corporate income rates have been established. The income tax rate for those companies that have chosen to locate in the High-Tech Industrial Development District will be levied at 15 percent annually.  Newly founded high-tech enterprises, including AXM Shenyang, will enjoy exemption from income tax for 2 years from the first year of operation.  We also received a land compensation of US$131,000 from the Development Zone Government.

In addition to meeting Chinese Good Manufacturing Practices, we are currently analyzing the costs and associated benefits of meeting the U.S. Good Manufacturing Practices requirements.  We realize that additional funds are required to qualify the new factory to meet more stringent U.S. Good Manufacturing Practices requirements, which are separate and distinct from Chinese Good Manufacturing Practices.  Although the Shenyang facility was intended to meet stringent U.S. Good Manufacturing Practice protocols, we believe that additional systems will need to be added and existing systems modified for the factory to meet the U.S. requirements, which are determined on a product-by-product basis.  We intend to evaluate the costs and benefits of US Good Manufacturing Practice certification before the expenditure of additional funds to obtain this certification on a product-by-product basis.

On February 1, 2005, we promoted Chet Howard to Chief Executive Officer.  Howard, an experienced executive officer with over 30 years of financial management experience in a variety of early stage and growth companies, replaces Peter Cunningham, who remains President of International Sales.  Mr. Howard will also remain as acting Chief Financial Officer until we retain an adequate replacement.  Mr. Cunningham was the Company’s Chief Executive Officer from September 11, 2003 to January 31, 2005.  The Company also hired Zhenyu Kong as President of China Operations and Chief Operating Officer of our operating subsidiary, AXM Pharma (Shenyang) Inc., but he will not begin his employment until May 1, 2005, following retirement from his current position at China National Pharmaceutical Group Corp., also known as SINOPHARM.  Additionally, we hired Christopher Gee as the Company’s Chief Technology Officer.  Through this position, Mr. Gee will be in charge of assisting our senior executives in achieving transparency of our international operations with computer software and intelligence.  Mr. Gee has already implemented state of the art accounting software, developed by Kingdee International Software Group Company Limited, for inventory and sales reporting of the Company’s line of products.

Regulatory Matters

Recently, the Chinese State Food and Drug Administration implemented new Chinese Good Manufacturing Practices guidelines for licensing pharmaceutical products. Our new factory was required to comply with these new guidelines to begin production and failure to satisfy these new guidelines would have a material adverse effect our business.  Our factory received Chinese Good Manufacturing Practices approval in January 2005 and 42 of our 43 licenses were renewed in November 2004.  AXM Shenyang will likely undertake a selection process to decide which of its remaining licenses, if any, will be commercialized, and to determine the timeframe for such commercialization over the next 10 years.

In March 2004, we were disqualified from a competitive bidding process for the sale of Asarone direct to hospitals in Shanghai because we could not provide the documentation such as the Good Manufacturing Practices certification required by the local government.  As a result, we were unable to sell Asarone direct to hospitals in Shanghai from July 2004 for a period of two years.  Management had planned, however, to switch from direct to hospital sales to over the counter sales at pharmacies because of the greater margins available through over the counter sales.

Approval of American Stock Exchange Listing

In March 2004, our application to list and trade our common stock on the American Stock Exchange was approved by AMEX and our common stock commenced trading on AMEX on March 3, 2004 under the symbol "AXJ.”

Financings

On April 20, 2005, we completed a private financing of $3,425,000 with 9 accredited investors.  After payment of costs and expenses, including fees of the placement agent, we received net proceeds of approximately $3,067,500.  We issued 6.85 units, each consisting of one $500,000 secured promissory note and three hundred thousand (300,000) common stock purchase warrants (Series A Warrants) and three hundred thousand (300,000) special common stock purchase warrants (Series B Warrants).  For each $500,000 of notes purchased pursuant to that certain Note and Warrant Purchase Agreement entered into on April 19, 2005 between us and those purchasers listed on Exhibit A to the Agreement, such purchaser received a Series A Warrant to purchase up to 300,000 shares of common stock at an exercise price of $2.90 per share and a Series B Warrant to purchase up to 300,000 shares of common stock at an exercise price per share of $3.50.  Each purchaser also received a Series C Warrant to purchase an amount of common stock equal to one hundred percent (100%) of the number of common stock issuable upon conversion of such purchaser’s note at an exercise price of $2.10 per share.  The notes are convertible at $2.10 per share.  The Series A Warrants and the Series B Warrants expire five (5) years following the closing date and the Series C Warrants expire one (1) year following the effective date of this registration statement, of which this prospectus is a part.  We can redeem the warrants under certain circumstances.

In addition to its fees and expenses, the placement agent and co-placement agent, or its assigns, received commissions and warrants as follows, but each agent only received such commissions and warrants for the investors participating in the offering through each agent’s own efforts.  H.C. Wainwright received a selling commission of $275,000 and one 5-year Warrant to purchase 591,912 shares of our common stock at $2.90 per share; Chardan Capital Markets received a selling commission of $67,500 and one 5-year Warrant to purchase 145,288 shares of our common stock at $2.90 per share.

Also in connection with the notes and warrants we issued in April 2005, we agreed to file this registration statement with the Securities and Exchange Commission to register for resale the shares of our common stock into which the shares of the notes may be converted and the shares of common stock issuable upon the exercise of the warrants, as well as an additional number of shares to account for monthly redemptions.  We will also include the shares underlying the placement agent’s warrants in such resale registration statement.  We are required to file this registration statement on or before May 20, 2005.  If we fail to file or fail to have the registration statement declared effective under the time periods set forth in that certain Registration Rights Agreement entered into on April 19, 2005 between us and those purchasers listed on Schedule I to the Agreement, we will be required to pay liquidated damages to each purchaser equal to 1.0% for each calendar month or portion thereof of the purchaser’s initial investment in the notes from the event date, less any principal amount of the notes that has been converted and sold by such purchaser, until the applicable event is cured.  We are required to keep this registration statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all Registrable Securities covered by such Registration Statement have been sold or (y) the date on which the Registrable Securities may be sold without any restriction pursuant to Rule 144(k) under the Securities Act as determined by our counsel pursuant to a written opinion letter, addressed to our transfer agent to such effect.

On June 24, 2004, we completed a private equity financing of $3,042,500 with 11 accredited investors.  After payment of costs and expenses, including fees of the placement agent, we received net proceeds of approximately $2,773,800.  We issued 30.425 shares of our Series C Preferred Stock, $.001 par value per share, at a price per share of $100,000 and 357,936 common stock purchase warrants, each of which entitles the holder to purchase one share of our common stock, $.001 par value, for a period of three years from the date of issuance at an exercise price equal to $5.50 per share.   Each share of the preferred stock is convertible into a number of fully paid and nonassessable shares of our common stock at the fixed conversion price of  $4.25 per share. The warrants are redeemable by AXM Pharma under certain circumstances.

 In addition to its fees and expenses, the placement agent received a three-year warrant to purchase up to 3 shares of our Series C Preferred Stock at a price of $100,000 per share and up to 35,793 warrants; the co-placement agent also received 35,793 warrants.

Also in connection with the issuance of the shares of preferred stock and warrants issued on June 24, 2004, we agreed to file a separate registration statement with the Securities and Exchange Commission to register for resale the shares of our common stock into which the shares of our preferred stock may be converted and the shares of common stock issuable upon the exercise of the warrants.  We filed the required registration statement to register the securities issued in this financing on June 30, 2004 and it was declared effective on September 8, 2004.  We are required to keep this registration statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all of the securities covered by such registration statement have been sold or (y) the date on which such securities may be sold without any restriction pursuant to Rule 144 as determined by our counsel pursuant to a written opinion letter, addressed to our transfer agent to such effect.  We also agreed to provide the same penalty provisions to our Series B Shareholders whose stock is also being registered as part of a separate prospectus.

On December 31, 2003, we completed a private equity financing of $1,935,000 with two accredited investors.  After payment of costs and expenses, including fees of the placement agent, we received net proceeds of approximately $1,740,000.  We issued 860,000 shares of our Series B preferred stock, at a price per share of $2.25 and 1,000,000 warrants.  Each share of preferred stock is convertible, at the option of the holder, into one share of common stock, subject to adjustment for certain occurrences.  Each warrant entitles the holder to purchase one share of our common stock for a period of five years from the date of issuance at a price of $3.00 per share.  Holders of our warrants may also exercise the warrants through a cashless exercise under certain circumstances. The warrants are redeemable by AXM Pharma under certain circumstances.   All of our Series B preferred stock has since been converted into common stock and only 560,000 warrants granted from this financing remain outstanding.

In addition to its fees and expenses, TN Capital Equities, Ltd., the placement agent, received a five-year warrant to purchase up to 86,000 shares of our preferred stock for $2.25 per share and up to 100,000 warrants to purchase shares of our common stock upon exercise at $3.00 per share, on a pro-rata basis to the number of shares of preferred stock purchased.

Also in connection with the issuance of the shares of preferred stock and warrants issued on December 31, 2003, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.  We were required to file such registration statement within six months of December 31, 2003.  There were, however, no specific penalty provisions specified in the purchase documents if we do not file within such time period. This registration statement was declared effective on September 8, 2004.

On September 12, 2003, we completed a private equity financing of $5,500,000 with two accredited investors.  After payment of costs and expenses, including fees of the placement agent, we received net proceeds of approximately $4,850,000.  Pursuant to the terms of the purchase agreements with our investors, dated as of August 21, 2003, and September 12, 2003, we issued 2,750,000 shares of our preferred stock, $.001 par value per share, at a price per share of $2.00 and 2,750,000 warrants.  Each share of preferred stock is convertible, at the option of the holder, into one share of common stock, subject to adjustment for certain occurrences.  Each warrant entitles the holder to purchase one share of our common stock for a period of five years from the date of issuance at a price of $3.00 per share.  Holders of our warrants may also exercise the warrants through a cashless exercise under certain circumstances. The warrants are redeemable by AXM Pharma under certain circumstances.

In addition to its fees and expenses, TN Capital Equities, Ltd., the placement agent, received a five-year warrant to purchase up to 275,000 units. Each unit granted to the placement agent consists of one share of our preferred stock and one common stock purchase warrant.  The placement agent’s warrants are exercisable at a price of $2.00 per unit.

Also, in connection with the issuance of the shares of our preferred stock and warrants to our investors, we agreed to file a registration statement with the Securities and Exchange Commission in order to register for resale the shares of our common stock into which the shares of our preferred stock may be converted and the shares of common stock issuable upon the exercise of the warrants.    We filed this registration statement on September 25, 2003 and it was declared effective on February 18, 2004.  We are required to keep this registration statement effective until such time as all of the common stock underlying the shares of our preferred stock and the warrants is freely tradeable under the Securities Act of 1933, as amended.

AXM Pharma, (Shenyang) Inc., the Company’s wholly owned subsidiary, secured a loan in the aggregate amount of 8,290,302 RMB (US $1,002,455).  Between October 22, 2004 and December 29, 2004, AXM (Shenyang) secured the aggregate amount of this Loan through a series of short term non—recourse loans from ten individual Chinese lenders. Most of the loans have an interest rate of 24% annually and are repayable upon 180 days following receipt of funds.  AXM (Shenyang) used the proceeds of the loans to finance certain costs associated with construction of its new factory in Shenyang, China and operations in China.

On January 19, 2005, AXM (Shenyang), secured a 20 million RBM (US $2,416,422) loan from the Shenyang Branch of Shanghai Pudong Development Bank.  The loan has an annual interest rate of 6.417%.  The loan has a one-year term, beginning on January 14, 2005 and ending on January 11, 2006.  AXM (Shenyang) paid a $150,000 finder fee, in China, for this loan.  This loan is secured by a mortgage on our property in Shenyang on which the factory was constructed.

 Name Change

On October 1, 2003, we changed our name from “Axiom Pharmaceuticals, Inc.” to “AXM Pharma, Inc.”  Our name change, which was approved by written consent of a majority of our shareholders and by unanimous resolution of our Board of Directors, was made in conjunction with the settlement of a claim of trademark infringement alleged by Axiom Pharmaceutical Corporation on September 29, 2003.

In April 2004, the Liaoning Province Bureau of Industry and Commerce and the Liaoning Province Ministry of Foreign Trade and Investment approved a name change of our wholly owned subsidiary, Shenyang Tianwei Werke Pharmaceuticals Co., Ltd., to AXM Pharma Shenyang, Inc.  The name change and government approval paves the way for us to rebrand our products under the AXM banner.  We are currently undertaking a full redesign and reconfiguration of our packaging by our international brand consulting firm, ZZAD and Ogilvy and Mather.

RISK FACTORS

You should carefully consider the risks described below before making an investment in AXM Pharma.    All of these risks may impair our business operations.  If any of the following risks actually occurs our business, financial condition or results of operations could be materially adversely affected.  In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to our Business

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend in part on our ability to protect and maintain intellectual property rights and licensing arrangements for our products.  No assurance can be given that the licenses or rights we use will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to us.  There can be no assurance that we will be able to obtain a license to any third-party technology that we may require to conduct our business or that such technology can be licensed at a reasonable cost.  There is no certainty that we will not be challenged by our partners for non-compliance with our licensing arrangements.  Furthermore, there can be no assurance that we will be able to remain in compliance with our existing or future licensing arrangements. Consequently, there may be a risk that licensing arrangements are withdrawn with no penalties to the licensor or compensation to AXM Pharma.

We may not be able to obtain regulatory approvals for our products or reimbursement from the sale of our products.

The manufacture and sale of pharmaceutical products in The Peoples Republic of China is highly regulated by a number of state, regional and local authorities.  These regulations significantly increase the difficulty and costs involved in obtaining and maintaining regulatory approval and reimbursement listings for marketing new and existing products.  In addition, our future growth and profitability are, to a significant extent, dependent upon our ability to obtain timely regulatory approvals and reimbursement from the relevant authorities.

Our dependence on certain local parties may impact our ability to control certain aspects of our operations.

Our operations may become substantially dependent on local Chinese partners to provide marketing expertise and knowledge of the local regulatory environment in order to facilitate the acquisition of necessary licenses and permits. Any failure to form or maintain alliances with local partners, or the preemption or disruption of such alliances by our competitors or otherwise, could adversely affect our ability to penetrate and compete successfully in the Chinese marketplace. In addition, in the uncertain legal environments in The Peoples Republic of China, our business may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate, their agreements or other understandings with AXM Pharma.

We rely on third parties for the supply, manufacture and distribution of certain of our products.

Until recently we did not have manufacturing facilities, personnel or access to raw materials to independently manufacture our products, so third parties have manufactured and distributed all of our products. We recently began manufacturing products at our new facility and will begin phasing out third party manufacturing for many of our products.  As in the case of certain of our Sunkist products, however, we may continue to use third party manufacturers in instances where it makes fiscal sense or if we are unable to produce such products at our factory due a need for equipment or materials we are unable to obtain at reasonable cost. If we are unable to obtain or retain third-party manufacturers and distributors on commercially acceptable terms, we may not be able to produce and distribute certain of our products as planned.  If we encounter delays or difficulties with our contract manufacturers in producing or packaging our products or with our distributors in distributing our products, the production, distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply or distribution or abandon or sell product lines on unsatisfactory terms.  We may not be able to enter into alternative supply, production or distribution arrangements on commercially acceptable terms, if at all.  There can be no assurance that the manufacturers we engage will be able to provide sufficient quantities of these products or that the products supplied will meet with our specifications or that our distributors will be able to distribute our products in accordance with our requirements.  In addition, production of our products may require raw materials for which the sources and quantities are limited.  An inability to obtain adequate supplies of raw materials could significantly delay development, regulatory approval and marketing of our products.

We may have difficulty competing with larger and better financed companies in our sector.

The ethical and over–the-counter drug markets in The Peoples Republic of China are very competitive and competition may increase.  Products compete on the basis of efficacy, safety, side effect profiles, price and brand differentiation.  Some of our competitors may have greater technical and financial resources than we do and may use these resources to pursue a competitive position that threatens our products.  Our products could be rendered obsolete, or uneconomical by the development of new pharmaceuticals to treat conditions addressed by our products, as a result of technological advances affecting the cost of production, or as a result of marketing or pricing action by one or more of our competitors.

We are dependant on certain key existing and future personnel.

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees such as Chet Howard, our Chief Executive Officer and Acting Chief Financial Officer; Peter Cunningham, our President of International Sales; Zhenyu Kong, our President of China

Operations and Chief Operating Officer of AXM Shenyang; and, Wang Wei Shi, Chief Executive Officer of AXM Shenyang and Chairman of AXM Pharma. The loss of the services of one or more of our key employees could have a material adverse effect on our operations.  We currently only have employment agreements with Peter Cunningham, Chet Howard and Mr. Kong. We do not currently maintain key man life insurance on any of our key employees.  In addition, as our business plan is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations.  Key employees will require not only a strong background in the pharmaceutical industry, but a familiarity with language and culture in the markets in which we compete. We cannot assure that we will be able to successfully attract and retain key personnel.

Our growth is dependent on our ability to successfully develop, acquire or license new products and on our ability to successfully introduce such products to the market.

We must invest substantial time, resources and capital in identifying and developing new drugs, dosage and delivery systems, either on our own or by acquiring and licensing such products from third parties.  Our growth depends, in part, on our success in such process.  Our planned expansion over time is founded on a simple principal of introducing two new products or line extensions each year and to expand distribution into two new territories each year.  This strategy has the advantage of building brands through geographic expansion and line extensions, and establishing incremental capabilities for new product introductions.    We believe that our planned expansion will require approximately $9.5 million in total over the next year, which we intend to fund out of our future revenues and, if necessary, additional financing. If we are unable to either develop new products on our own or acquire licenses for new products from third parties, our ability to grow revenues and market share will be adversely affected.  In addition, we may not be able to recover our investment in the development or acquisition of new products, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development if we are unable to fund such development or acquisition from our future revenues.  Even if we are able to develop acquire or license new products, our growth could be materially adversely impacted if we are unable to successfully market and sell such new products once they are available to us.

We may be subject to product liability claims in the future.

We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products are alleged to have resulted in adverse side effects.  Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity.  These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale.  Furthermore, although we have not historically experienced any problems associated with claims by users of our products, we do not currently maintain product liability insurance.

Risks Relating to the Pharmaceutical Industry in The People’s Republic of China

Changes in the laws and regulations in The Peoples Republic of China may adversely affect our ability to conduct our business.

The pharmaceutical industry is relatively new in the emerging markets of The Peoples Republic of China that we are targeting, and the manner and extent to which it is regulated in these geographical areas is evolving.   As a Chinese corporation, we are subject to the Company Law of The Peoples Republic of China and more specifically to the Foreign Company provisions of the Company Law and the Law on Foreign Capital Enterprises of the People's Republic of China.  Additionally, as a pharmaceutical company, we are subject to the Pharmaceutical Administrative Law.  Changes in existing laws or new interpretations of such laws may have a significant impact on our methods and costs of doing business. For example, new legislative proposals for pharmaceutical product pricing, reimbursement levels, approval criteria and manufacturing requirements may be proposed and adopted.  Such new legislation or regulatory requirements may have a material adverse effect on our financial condition, results of operations or cash flows.  In addition, we will be subject to varying degrees of regulation and licensing by governmental agencies in The Peoples Republic of China. There can be no assurance that the future regulatory, judicial and legislative changes will not have a material adverse effect on us, that regulators or third parties will not raise material issues with regard to us or our compliance or non-compliance with applicable laws or regulations or that any changes in applicable laws or regulations will not have a material adverse effect on us or our operations.

We may experience barriers to conducting business due to governmental policy.

The State Food and Drug Administration of The Peoples Republic of China set up a classification administrative system in 1999 for prescription and over–the-counter drugs.  Since then, the State Food and Drug Administration has issued a series of guidelines for interpretation of the new classification system for labeling, usage instructions and packaging of over–the-counter products. The State Food and Drug Administration currently requires that pharmaceutical manufacturers clearly label drugs for over–the-counter sales and distinguish them from those to be sold in hospitals as ethical drugs. We have instituted this policy as required by the State Food and Drug Administration.  To date, we have never experienced any problems with compliance with the regulations of the State Food and Drug Administration.   We have never been investigated for noncompliance by this agency nor have we violated any regulations of the State Food and Drug Administration.

Our business may be adversely affected by government plans to consolidate state owned pharmaceutical companies in the Peoples Republic of China.

The Ministry of Commerce announced plans to consolidate nearly 5,000 state owned pharmaceutical companies into approximately 12 to 15 companies.  The Ministry of Commerce has stated that it targets the size of these remaining firms to be at least U.S.$ 10.0 billion revenue per annum in the future (U.S.$ 5.0 billion by the year 2010).  Their primary business will be to make generic pharmaceutical products for sale to state owned hospitals. The planned consolidation has already commenced and is anticipated to continue until the goals of the Ministry of Commerce have been realized.  The Ministry of Commerce has set a near term goal of having 10 large companies with annual sales of over RMB 5 billion by 2005.  We are not aware, however, at this time of how many companies have been consolidated or when the planned consolidation will be completed.  A recent example of the consolidation amongst state owned pharmaceutical companies is the acquisition by the conglomerate Huayuan Group of a 40% stake in Shanghai Pharmaceutical Group.  This new company will be involved in manufacture, distribution and research and development.  An objective of the consolidation is to establish a manufacturing standard consistent with U.S. Good Manufacturing Practices.  It is planned that all products manufactured in The Peoples Republic of China will meet U.S. Good Manufacturing Practices standard in the future.

Risks Relating to The People’s Republic of China

Capital outflow policies in The Peoples Republic of China may hamper our ability to remit income to the United States.

The Peoples Republic of China has adopted currency and capital transfer regulations. These regulations may require that we comply with complex regulations for the movement of capital. In order to comply with these regulations we may have to revise or change the banking structure of our company or

its subsidiaries   Although we believe that we are currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change we may not be able to remit all income earned and proceeds received in connection with our operations to the U.S.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

The value of the Renminbi fluctuates and is subject to changes in The Peoples Republic of China’s political and economic conditions.  Since 1994, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People’s Bank of China, which are set daily based upon the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of Renminbi to United States dollars has generally been stable.  As of January 24, 2005, the exchange rate between the Renminbi and the United States dollar was 8.28 Renminbi to every one United States dollar.

We may face obstacles from the communist system in The Peoples Republic of China.

Foreign companies conducting operations in The Peoples Republic of China face significant political, economic and legal risks. The Communist regime in The Peoples Republic of China, including a stifling bureaucracy, may hinder Western investment. Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through The Peoples Republic of China’s poorly developed and often corrupt judicial systems.

We may have difficulty establishing adequate management, legal and financial controls in The Peoples Republic of China.

The Peoples Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The Peoples Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Trade barriers and taxes may have an adverse effect on our business and operations.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not have an adverse effect on our finances and operations.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in The Peoples Republic of China.

Because several of our directors, including Wei Shi Wang, the chairman of our Board of Directors, are Chinese citizens it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us or our officers and directors by a shareholder or group of shareholders in the U.S.  Also, although our executive officers are U.S. citizens, because they may be residing in The Peoples Republic of China at the time such a suit is initiated achieving service of process against such persons would be extremely difficult.  Furthermore, because the majority of our assets are located in The Peoples Republic of China it would also be extremely difficult to access those assets to satisfy an award entered against us in U.S. court.

There can be no guarantee that The Peoples Republic of China will comply with the membership requirements of the World Trade Organization.

Due in part to the relaxation of trade barriers following World Trade Organization accession in January 2002, we believe The Peoples Republic of China will become one of the world’s largest pharmaceutical markets by the middle of the twenty-first century.  As a result, we believe the Chinese market presents a significant opportunity for both domestic and foreign drug manufacturers. With the Chinese accession to the World Trade Organization, the Chinese pharmaceutical industry is gearing up to face the new patent regime that is required by World Trade Organization regulation.  The Chinese government has begun to reduce its average tariff on pharmaceuticals.  The Peoples Republic of China has also agreed that foreign companies will be allowed to import most products, including pharmaceuticals, into any part of The Peoples Republic of China.  Current trading rights and distribution restrictions are to be phased out over a three-year period.  In the sensitive area of intellectual property rights, The Peoples Republic of China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that The Peoples Republic of China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all.

The recent outbreak of Severe Acute Respiratory Syndrome (SARS) may adversely impact our operations and the operations of our contract manufacturers and distributors.

The SARS outbreak has been most notable in Asia, in particular The Peoples Republic of China, Singapore and Vietnam. Our principal administrative, sales, marketing and production development facilities are located in the Northern portion of The Peoples Republic of China and the operations of all of our contract manufacturers and distributors are located in The Peoples Republic of China, as well. The development, manufacture, marketing and distribution of our pharmaceutical products could suffer if a significant number of our employees or the employees of our contract manufacturers or distributors contract SARS or otherwise are unable to fulfill their responsibilities. In addition, while we possess technology that would allow us to develop and market products with minimal travel to or from Asia, our business could also be harmed if travel to or from Asia and the United States is restricted or inadvisable. Because of our relatively small size, many of our competitors may be better able to withstand the adverse impact to their businesses resulting from the SARS outbreak.

Risks Relating to the Offering

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our common stock, which is listed on the American Stock Exchange, and there can be no assurance that a trading market will develop further or be maintained in the future.   During the month of April 2005, our common stock traded an average of approximately 70,875 shares per day.  As of May 12, 2005, the closing bid price of our common stock on the American Stock Exchange was  $1.40 per share.  As of May 12, 2005, we had approximately 143 shareholders of record not including shares held in street name.  In addition, during the past two years our common stock has had a trading range with a low price of $.09 per share and a high price of $7.30 per share.

The fact that our directors and officers own approximately 41.78% of our capital stock may decrease your influence on shareholder decisions.

Our executive officers and directors, in the aggregate, beneficially own approximately 41.78% of our capital stock.  As a result, our officers and directors, will have the ability to influence our management and affairs and the outcome of matters submitted to shareholders for approval, including the election and removal of directors, amendments to our bylaws and any merger, consolidation or sale of all or substantially all of our assets.

The outstanding warrants may adversely affect AXM Pharma in the future and cause dilution to existing Shareholders.

There are currently 10,096,930 warrants outstanding.  The terms of these warrants expire as early as 2007 and as late as 2010.  The exercise price of these warrants range from $2.90 to $5.50 per share, subject to adjustment in certain circumstances.  The holders of the warrants have until August 21, 2008, September 12, 2008, December 31, 2008, June 24, 2007, and April 19, 2010 respectively, to exercise their warrants.  Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise.  In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock.   Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

Ratio of Earnings to Fixed Charges

Our earnings were insufficient to cover fixed charges in each of the years in the five year period ended December 31, 2004.  (Since inception)  “Earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, and equity in net losses of affiliates and fixed charges.  “Fixed charges” consist of interest expense and the portion of operating lease expense that represents interest.  The following table sets forth the computation of our ratio of earnings to fixed charges for the periods indicated:

	2005	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges(1)	-	-	-	-	-	-

(1) For the fiscal years ended December 31, 2004, 2003, 2002, 2001, and 2000, our earnings were insufficient to cover fixed charges by approximately $16.6 million, $3.8 million, $.2 million, $.3 million and $.2 million respectively.

FORWARD-LOOKING INFORMATION

Under the Private Securities Litigation Reform Act of 1995, companies are provided with a “safe harbor” for making forward-looking statements about the potential risks and rewards of their strategies. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.

Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements.

In addition, these forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We have registered these shares because of registration rights granted to the investors and placement agents in our April 20, 2005 private financing.  We could receive up to $16,577,012 from the exercise of the warrants when and if exercised.  We do not currently have a specific plan for these potential proceeds other than general corporate purposes.  General corporate purposes may include, among others, to reduce our short-term indebtedness; to fund investments in, or extensions of credit or contributions to, our subsidiaries; and to fund acquisitions. The precise amounts and timing of the application of proceeds will depend upon, among other things, our funding requirements and the funding requirements of our subsidiaries and the availability of other funds.

DETERMINATION OF OFFERING PRICE

The offering price was determined by AXM, its placement agents and certain investors, based upon what the parties felt was fair pricing in light of our recent activities, financial results and other factors effecting us.  The price that the parties arrived at was not based upon our book value, net asset value or other recognized formulae for determining value of a public company.

SELLING SHAREHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the Selling Shareholders.  Unless otherwise described below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.  Unless otherwise described below, the Selling Shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer within the meaning of Rule 405 of the Securities Act, as amended.

The Selling Shareholders may offer all or some portion of the shares of the common stock or the shares of common stock issuable upon exercise of the warrants.  Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders upon termination of sales pursuant to this prospectus.  In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

As of May 12, 2005, there were 19,535,502 shares of our common stock outstanding and 950,017.425 shares of our preferred stock outstanding, which are treated on as converted basis for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders.    Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders.  We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $10,000.

We are registering 8,109,116 of the 11,889,660 shares of common stock offered for sale by this prospectus as required by a registration rights agreement dated as of April 19, 2005, in connection with the private placement that closed on April 20, 2005.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other such persons.  Furthermore, pursuant to Regulation M, persons   engaged in a distribution   of securities   are prohibited   from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby.

	Ownership of Common Stock by Selling Shareholders
Name of Selling Stockholder	Number of Shares prior to the Offering	Number of Shares Offered Hereby(2)	Number of Shares To Be Owned After the Offering	Percentage of Ownership After the Offering (1)(3)
H.C. Wainwright & Co., Inc. (3)(4)	56,846	295,956	352,802	1.72%

John R. Clarke (5)	12,081	140,578	152,659	*

Scott F. Koch (5)	12,080	140,578	152,658	*

Ari J. Fuchs (5)	1,342	14,800	16,142	*

Chardan Capital Markets (3)(6)	0	145,288	145,288	*

Cranshire Capital LP (3) (7)	176,470	538,096	727,467(8)	3.55%

SIBEX Capital Fund, Inc. (3)(9)	0	2,152,382	2,152,382	10.51%

Enable Growth Partners, LP (3)(10)	70,587	860,954	936,702 (11)	4.57%

Enable Opportunity Partners LP (3)(12)	0	161,430	161,430	*

Nite Capital LP (3)(13)	0	860,954	860,954	4.20%

Alpha Capital AG (3)(14)	0	645,716	645,716	3.15%

SRG Capital, LLC (3)(15)	35,294	538,096	573,390	2.80%

Truk Opportunity Fund, LLC (3)(16)	0	1,517,430	1,517,430	7.41%

Truk International Fund, LP (3)(16)	0	96,858	96,858	*

Aurelius Consulting (3) (17)	25,000	25,000	50,000	*
SERIES C DIVIDENDS	50,017	238,334	288,351	1.41%

Madden Consulting, Inc. (3) (18)	578,500	315,000	893,500	4.36%

Black Cat Consulting, Inc. (3) (19)	0	10,000	10,000	*

RBW, Inc. (3) (20)	0	25,000	25,000	*

Newbridge Securities Corporation (3) (21)	0	350,000	350,000	1.71%
Adjustment Shares	2,630,586 (22)	111,607 (23)	2,742,193 (24)	13.39%

* Less than 1% ownership of our common stock following the offering.

(1)

All Percentages have been rounded up to the nearest one hundredth of one percent.

(2)

The number of shares offered by this prospectus will vary from time to time based upon several factors including the total amount of warrants that may be exercised.  See “Prospectus Summary – Recent Developments - Financing.”  Based upon the terms of the warrants, holders may not exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock and in the case of all of the holders of warrants, an additional 4.99% cap on exercise of the warrants, which limit may be waived by the holder on 65 days written notice with respect to other holders.

(3)

Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that all of the selling shareholders will sell all of the shares offered herein for purposes of determining their percentage of ownership following the offering.

(4)

The person having voting, dispositive or investment powers over H.C. Wainwright is Michael Bradford, Authorized Agent

(5)

John R. Clarke, Scott F. Koch and Ari J. Fuchs are affiliates of HC Wainwright & Co, broker-dealers registered with the National Association of Securities Dealers.

(6)The person having voting, dispositive or investment powers over Chardan Capital is Kerry Proper, Authorized Agent
(7)Mitchell Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital has sole voting and investment control.
(8)Includes 12,901 additional shares of common stock issuable upon Cranshire’s conversion of its 5 shares of Series C Preferred Stock pursuant to the adjustment of such stock due to the April 2005 financing.
(9)The person having voting, dispositive or investment powers over Sibex is Viacheslav Chebotarevich, Authorized Agent
(10)The person having voting, dispositive or investment powers over Enable Growth Partners is Mitch Levine, Managing Partner
(11)Includes 5,161 additional shares of common stock issuable upon Enable’s conversion of its 2 shares of Series C Preferred Stock pursuant to the adjustment of such stock due to the April 2005 financing.
(12)The person having voting, dispositive or investment powers over Enable Opportunity is Mitch Levine, Managing Partner
(13)The person having voting, dispositive or investment powers over Nite Capital is Keith Goodman,  Authorized Agent
(14)The person having voting, dispositive or investment powers over Alpha is Konrad Ackerman, Authorized Agent
(15)The persons having voting, dispositive or investment powers over SRG are Edwin Mecabe and Tai May Lee, Authorized Agents. (16)Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk Opportunity Fund, LLC and Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk Opportunity Fund and Truk International Fund.  Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of these securities.
(17)The person having voting, dispositive or investment powers over the Aurelius Consulting is David Gentry, Authorized Agent.
(18)The person who has voting, dispositive or investment powers over Madden Consulting, Inc. is Thomas Madden.
(19)The shares held by BlackCat consist of shares originally issued to Madden Consulting, Inc. and then acquired by BlackCat through a sub-contract agreement between Madden Consulting and BlackCat.  Adam Brosius has voting, dispositive or investment powers over BlackCat.   (20)The shares held by RBW, Inc. consists of shares originally issued to Madden Consulting, Inc. and then acquired by RBW through a sub-contract agreement between Madden Consulting and RBW.  Robert Wheat has voting, dispositive or investment powers over RBW.
(21)The person having voting, dispositive or investment powers over Newbridge Securities is James Hosch, Authorized Agent.
(22)Includes the amount of shares of common stock issuable upon conversion of our issued and outstanding Series C Preferred Stock and upon the exercise of the issued and outstanding warrants we issued on August 21, 2003 and September 12, 2003 prior to the April 2005 financing and resulting adjustment.
(23)Includes additional shares of common stock issuable upon conversion of our issued and outstanding Series C Preferred Stock and upon the exercise of the issued and outstanding warrants we issued on August 21, 2003 and September 12, 2003 pursuant to the adjustment caused by the April 2005 financing.
(24)Includes the amount of common stock issuable upon conversion of our issued and outstanding Series C Preferred Stock and upon the exercise of the issued and outstanding warrants we issued on August 21, 2003 and September 12, 2003 after the April 2005 financing and resulting adjustment.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling shareholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected at various times in one or more of the following transactions, or in other kinds of transactions:

•

transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

in connection with short sales of the shares;

•

by pledge to secure or in payment of debt and other obligations;

•

through the writing of options, whether the options are listed on an options exchange or otherwise;

•

in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•

through a combination of any of the above transactions.

Each selling shareholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales.  In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We have entered into registration rights agreements for the benefit of the selling shareholders to register the common stock under applicable federal and state securities laws. The registration rights agreements provide for cross-indemnification of the selling shareholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling shareholders incident to the registration of the offering and sale of the common stock.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.  As of May 12, 2005, there were outstanding 19,535,502 shares of our common stock outstanding and 950,017.425 shares of our preferred stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.  The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefore.  Upon liquidation or dissolution, the holders of common stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders.  The common stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls.  There are no conversion rights or redemption or sinking fund provisions applicable to the shares of common stock.  All the outstanding shares of common stock are fully paid and nonassessable.  Other than the possible effects of the issuance of our preferred, there are no provisions in our Articles of Organization or Bylaws that would delay, defer or prevent a change in control.

Pursuant to the financing that closed on April 20, 2005, we issued securities convertible into or exchangeable for, our common stock, at a price per share less than: the conversion price of our Series C Preferred Stock, the exercise price of the warrants we issued on June 24, 2005 pursuant to the financing that closed that same day, and the exercise price of the warrants we issued on August 21, 2003 and September 12, 2003 pursuant to the financings that closed on those same days.  According to the Certificate of Designation of the Relative Rights and Preferences of the Series C Stock and the terms of the warrants stated above, the conversion price of our Series C Preferred Stock and the exercise prices of the warrants must be adjusted when we issue new securities at such a lesser price, as is the case with the April 20, 2005 financing.  The amount of shares issuable upon exercise of the August 21, 2003 and September 12, 2003 warrants also adjusts in this situation, as does the amount of shares issuable upon conversion of the Series C Preferred Stock.  Following the April 20, 2005 financing the adjustments are as follows:

•

The Series C Preferred Stock conversion price is adjusted from $4.25 per share to $3.83 per share.

•

The exercise price of the warrants issued on June 24, 2005 is adjusted from $5.50 to $4.74.

•

The exercise price of the warrants issued on August 21, 2003 and September 12, 2003 is adjusted from $3.00 to $2.92.

Notes

Convertible Promissory Notes due April 2007

The notes are due on April 19, 2007 and are convertible at the option of the purchaser anytime in whole or in part, into such number of fully paid and non-assessable shares of common stock as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under the note as of such date that the purchaser elects to convert by (y) $2.10, which price is subject to adjustment upon the occurrence of certain events.  As of May 12, 2005 there were 1,630,958 shares issuable upon conversion of the issued notes.

The notes bear interest per annum, at the rate of nine percent (9%), which is payable monthly commencing on the fifth (5th) month following the issuance date, in cash or in shares of our common stock.  Commencing on the fifth (5th) month following the issuance date and continuing thereafter on the first (1st) business day of each month until the maturity date, we shall pay a principal installment amount equal to one-twentieth (1/20th) of the original principal amount of the notes plus any accrued but unpaid interest to the purchaser; provided, however, if on any principal payment date, the outstanding principal amount of the notes plus any accrued but unpaid interest is less than the principal installment amount, then we shall pay such lesser amount.  We have the to option to pay the principal installment amount in cash or registered shares of our common stock.  If we elect to pay the principal installment amount in registered shares of our common stock, the number of registered shares of common stock to be issued to the purchaser shall be an amount equal to the principal installment amount divided by eighty-five percent (85%) of the average of the VWAP for the five (5) Trading Days immediately preceding the principal payment date; provided, that, in no event shall the number of registered shares of common stock to be issued to the purchaser be greater than an amount equal to the principal installment amount divided by eighty percent (80%) of the VWAP on the date we provide the purchaser with notice as to how we will pay the upcoming principal installment amount, which notice must be given ten (10) business days prior to such payment.

Pursuant to the terms of the notes, we shall not effect the conversion of any notes, and no note purchaser shall have the right to exercise the notes, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock.  Also, the note purchasers are subject to an additional 4.99% cap on conversion exercise of the notes, which limit may be waived by the purchaser by giving us 61 days written notice.

The conversion price of the notes is subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

The notes are secured by a continuing security interest in the real property at which AXM Pharma (Shenyang) Inc.’s factory is located and all equipment and inventory of every kind and nature located on the real property, as well as all proceeds and products of such real property, except for any accounts receivables, pursuant to the terms of a security agreement dated as of April 19, 2005 and a mortgage agreement dated as of April 19, 2005.  All payments due under the notes shall rank senior to all of our other indebtedness, except that all payments due under the notes shall be subordinated and made junior, in all respects to the payment in full of all principal, all interest accrued thereon and all other amounts due on any indebtedness outstanding under the mortgage agreement and related loan agreements between AXM Pharma (Shenyang) Inc., our wholly owned subsidiary, and Shanghai Pudong Development Bank.  We also granted a security interest in 100% of the shares of its wholly owned subsidiary, Werke Pharmaceuticals, Inc., which owns AXM Shenyang.

Warrants

Series A Warrants & Series B Warrants

Each warrant allows its holder to purchase one share of common stock for $2.90 or $3.50, subject to adjustment, until five years after the date of issuance.  As of May 12, 2005 there were 2,055,000 $2.90 warrants outstanding and 2,055,000 $3.50 warrants outstanding.

The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our common stock, dividends payable in our common stock, and the issuance of rights to purchase additional shares of our common stock or to receive other securities convertible into additional shares of common stock.

Pursuant to the terms of the warrants, we shall not effect the exercise of any warrants, and no person who is a holder of any warrant shall have the right to exercise their warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock.  Also, the holders of the warrants are subject to an additional 4.99% cap on exercise of the warrants, which limit may be waived by the holder by giving us 61 days written notice.

No fractional shares will be issued upon the exercise of the warrants, but we will pay cash equal in amount to the product of the applicable fraction multiplied by the closing bid price per share of our common stock then in effect.

The warrants expire at the close of business on the fifth anniversary of the date of issuance.

Series C Warrants

The warrants allow its holder to purchase one share of common stock for $2.10, subject to adjustment, until one (1) year following the date that the Securities and Exchange Commission declares this registration statement effective, but in no event later than three (3) years following the date such warrant was originally issued.  As of May 12, 2005 there were 1,630,958 such warrants outstanding.

The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our common stock and dividends payable in our common stock.

Pursuant to the terms of the warrants, we shall not effect the exercise of any warrants, and no person who is a holder of any warrant shall have the right to exercise their warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.99% of the then outstanding shares of our common stock.  Also, the holders of the warrants are subject to an additional 4.99% cap on exercise of the warrants, which limit may be waived by the holder by giving us 61 days written notice.

No fractional shares will be issued in connection with any exercise of the warrants, but in lieu of such fractional shares, we will make cash payment equal in amount to the product of the applicable fraction multiplied by the closing bid price per share of our common stock then in effect.

Registration Rights

In connection with the issuance of the warrants and notes issued on April 19, 2005 and April 20, 2005, we agreed to file the current registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the exercise of the warrants and conversion of the notes.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2004 have been audited by Lopez, Blevins, Bork & Associates, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

Law Offices of Louis E. Taubman, P.C., has passed upon the validity of the securities being offered hereby.

INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, including information we file after the date of the initial registration statement and prior to the effectiveness of the registration statement, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the Securities and Exchange Commission:

•

Annual Report on Form 10-KSB for the year ended December 31, 2004, filed on April 15, 2005.

•

Current Reports on Form 8-K filed on April 20, 2005.

•

Current Reports on Form 8-K/A filed on April 20, 2005

•

Definitive Proxy Materials for the Annual Meeting of Stockholders held on May 10, 2005.

•

All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before we terminate the offering.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of any of these documents at no cost, by written or oral request to us at the following address:

AXM Pharma, Inc.

7251 West Lake Mead Blvd. Suite 300

Las Vegas, NV 89128

(702) 562-4155

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, and we strongly urge you to read the registration statement in its entirety.

     We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read or obtain a copy of the registration statement or any other information we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public from the SEC web site at www.sec.gov, which contains our reports, proxy and information statements, and other information we file electronically with the SEC.  You can also obtain our filings at our website, www.axmpharma.com.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, or if no quorum can be obtained, by legal opinion of counsel. Article VIII of the Registrant’s Articles of Incorporation (Exhibit 3.1 to the Registration Statement on Form SB-1 filed on May 8, 2000) provides for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

AXM PHARMA, INC.

________________________________

Prospectus

________________________________

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      All common stock registered pursuant to this Registration  Statement is being registered on behalf of selling shareholders. We have agreed to pay all costs  of  this  Registration   Statement.   The  estimated   expenses  for  the distribution  of the common stock  registered  hereby,  other than  underwriting commissions, fees and Representative's  nonaccountable expense allowance are set forth in the following table:

ITEM	AMOUNT

SEC Registration Fee	$1973.20
Transfer Agent Fees	0.00
Legal Fees	45,000.00
Accounting Fees	0.00
Printing and Engraving Costs	0.00
Miscellaneous	2,500.00

Total	$49,473.20

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our  Articles  of  Incorporation  include  provisions,  which limit the liability of our directors.  As permitted by applicable provisions of the Nevada Law,  directors will not be liable to AXM Pharma for monetary  damages arising from a breach of their  fiduciary  duty as  directors  in certain  circumstances.  This limitation does not affect  liability for any breach of a director's duty to AXM Pharma or our  shareholders  (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect  to acts or  omissions  involving  an absence  of good  faith,  that the director  believes  to be contrary  to the best  interests  of AXM Pharma or our shareholders,  that  involve   intentional  misconduct  or a knowing and culpable violation of law,  that  constitute  an unexcused  pattern or  inattention  that amounts to an abdication  of his or her duty to AXM Pharma or our shareholders, or that show a reckless  disregard for duty to AXM Pharma or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of  performing  his or her  duties,  of a risk of  serious  injury to AXM Pharma or our shareholders,  or (iii) based on transactions between AXM Pharma and our directors or another corporation with interrelated directors or based on improper distributions,  loans or guarantees under applicable sections of Nevada Law.  This  limitation  of  directors' liability  also  does  not  affect  the availability of equitable remedies, such as injunctive relief or rescission.

         We have been  advised that it is the  position of the Securities and Exchange Commission  that insofar as the provision in AXM Pharma's Articles of Incorporation, as amended, may be invoked for  liabilities  arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 16.  EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

4.1*	Securities Purchase Agreement dated as of August 21, 2003
4.2*	Registration Rights Agreement dated as of August 21, 2003
4.3*	Designation of Rights and Preferences of Series A Preferred Stock dated as of August 21, 2003
4.4*	Form of Warrant to Purchase Common Stock issued August 21, 2003
4.5**	Securities Purchase Agreement dated as of September 12, 2003
4.6**	Registration Rights Agreement dated as of September 12, 2003
4.7**	Form of Warrant to Purchase Common Stock issued September 12, 2003
4.8**	Form of Warrant to Purchase Common Stock issued September 12, 2003
4.9***	Securities Purchase Agreement dated as of December 30, 2003
4.10***	Registration Rights Agreement dated as of December 30, 2003
4.11***	Designation of Rights and Preferences of Series A Preferred Stock dated as of December 30, 2003
4.12***	Form of Warrant to Purchase Common Stock issued December 31, 2003
4.13*	Securities Purchase Agreement dated as of June 24, 2004
4.14*	Registration Rights Agreement dated as of June 24, 2004
4.15*	Designation of Rights and Preferences of Series C Preferred Stock dated as of June 24, 2004
4.16^	Note and Warrant Purchase Agreement, dated April 19, 2005
4.17^	Registration Rights Agreement, dated April 19, 2005
4.18^	Form of Convertible Promissory Note dated April 19, 2005
4.19^	Form of Series A Warrant
4.20^	Form of Series B Warrant
4.21^	Form of Series C Warrant
4.22^	Form of Security Agreement, dated April 19, 2005

4.23^	Form of Mortgage Agreement, dated April 19, 2005
5.1+	Opinion and Consent of Law Offices of Louis E. Taubman, P.C.
12.1+	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1+	Consent of Lopez, Blevins, Bork & Associates, LLP

* Incorporated herein by reference to Exhibits 10.1 to 10.4 of the Company's Current Report on Form 8-K Dated August 21, 2003.
** Incorporated herein by reference to Exhibits 10.1 to 10.5 of the Company's Current Report on Form 8-K Dated September 12, 2003.
*** Incorporated herein by reference to Exhibits 10.1 to 10.4 of the Company's Current Report on Form 8-K Dated December 31, 2003.
^ Incorporated herein by reference to Exhibits 10.1 to 10.8 of the Company's Current Report on Form 8-K Dated April 20, 2005
+Filed herewith.

ITEM 17.  UNDERTAKINGS.

         We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include  any  prospectus  required  by section  10(a)(3)  of the Securities Act of 1933;

         (b) To reflect in the  prospectus any facts or events arising after the effective date of the registration  statement (or the most recent post-effective amendment  thereof)  which,  individually  or  in  the  aggregate,  represent  a fundamental  change in the information set forth in the registration  statement; notwithstanding the foregoing,  any increase or decrease in volume of securities offered (if the total dollar value of  securities  offered would not exceed that which  was  registered)  and any  deviation  from  the  low or  high  end of the estimated  maximum  offering  range may be reflected  in the form of  prospectus filed with the Securities and Exchange  Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate  offering price set forth  in  the  "Calculation  of  Registration   Fee"  table  in  the  effective registration statement;

         (c) To include any  material  information  with  respect to the plan of distribution  not  previously  disclosed  in the  registration  statement or any material change to such  information in the  registration  statement;  provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a  post-effective  amendment by those  paragraphs is contained in periodic  reports  filed  with  or  furnished  to the  Securities  and  Exchange Commission  by us  pursuant  to section 13 or  section  15(d) of the  Securities Exchange Act of 1934 that are  incorporated  by  reference  in the  registration statement.

         In addition, we hereby undertake:

         (a) That,  for the  purpose  of  determining  any  liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (b) To remove from registration by means of a post-effective  amendment any of the securities being registered,  which remain, unsold at the termination of the offering.

We hereby  undertake  that, for purposes of  determining  any liability under the Securities Act of 1933,  each filing of our annual report  pursuant to section  13(a) or section 15(d) of the  Securities  Exchange Act of 1934 that is incorporated by reference in the registration  statement shall be deemed to be a new registration  statement relating to the securities offered therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

We hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporate by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange  Commission this  indemnification  is against  public  policy  as  expressed  in the  Securities  Act of 1933  and is, therefore,  unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action,  suit  or  proceeding)  is  asserted  by  such  director,   officer,  or controlling person in connection with the securities being registered,  we will, unless in the opinion of our counsel the matter has been settled by  controlling precedent,  submit to a court of appropriate  jurisdiction  the question whether such  indemnification  by it is  against  public  policy  as  expressed  in  the Securities  Act of 1933 and will be governed by the final  adjudication  of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements for filing on Form S-3 and has duly caused this report to be signed on its behalf by the undersigned,  thereunto duly  authorized.

AXM PHARMA, INC.

By: /s/ Chet Howard
Chet Howard

Name: Chet Howard
Title: Chief Executive Officer Acting Principal Accounting Officer

Dated: May 12, 2005

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Chet Howard Chet Howard Chief Executive Officer Acting Principal Accounting Officer	Dated: May 12, 2005

/s/ Mark H. Elenowitz Mark H. Elenowitz Director	Dated: May 12, 2005

/s/ Douglas MacLellan Douglas MacLellan Vice Chairman of the Board	Dated: May 12, 2005

/s/ Montgomery F. Simus Montgomery F. Simus Director	Dated: May 12, 2005

/s/ Chaoying (Charles) Li Chaoying (Charles) Li Director	Dated: May 12, 2005

        Exhibit 5. 1

LAW OFFICES OF LOUIS E. TAUBMAN, P.C.

225 Broadway, Suite 1200

New York, New York 10007

(212) 732-7184 Fax: (212) 202-6380

E-mail: Louistlaw@aol.com

May 13, 2005

AXM Pharma, Inc.

Board of Directors

7251 West Lake Mead Blvd.

Suite 300

Las Vegas, NV 89128

Ladies and Gentlemen:

We have acted as counsel to AXM Pharma, Inc., a Nevada company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended  (the  "Act"), of a Registration Statement on Form S-3 (the "Registration Statement"), relating to the proposed sale by the selling shareholders listed therein (the "Selling  shareholders") of 11,839,643 shares of the Company's common stock (the "Common Stock").

In so acting, we have  examined and relied upon the originals or copies,  certified or otherwise  identified to our satisfaction,  of such Company records, documents,  certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the          opinions expressed below. Based upon the foregoing and such examination of law as we have  deemed  necessary,  we are of the  opinion  that the Common Stock to be offered by the selling shareholders, when sold under the circumstances  contemplated in the Registration Statement,  will be legally issued, fully paid and non-assessable.

The  opinions  we  express   herein  are  limited  to  matters involving  the Nevada  corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any          other matters relating to the Company or the Common Stock.

We consent  to the use of this  letter as an  Exhibit  to the Registration  Statement  and to the use of our name  under the  heading “Legal  Matters"  included  in the  Prospectus  forming  a part  of the Registration Statement.

Sincerely,
Law Offices of Louis E. Taubman, P.C.

By: /s/ Louis E. Taubman President

Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	THREE MONTHS
	ENDED		FOR THE YEAR ENDED DECEMBER 31,
	MARCH 31,
	2005	2004	2003	2002	2001	2000

Loss from continuing Operations
Before Income Taxes	$(3,580,010)	$(16,412,313)	$(3,708,067)	$(52,357)	$(148,754)	$(8,710)

Fixed Charges	141,612	141,612	141,612	141,612	141,612	141,612

EARNINGS AS DEFINED	$(3,721,622)	$(16,553,925)	$(3,849,679)	$(193,969)	$(290,366)	$(150,322)

Fixed Charges

Interest Expense	141,612	141,612	141,612	141,612	141,612	141,612

TOTAL FIXED CHARGES	$141,612	$141,612	$141,612	$141,612	$141,612	$141,612

RATIO OF EARNINGS TO FIXED
CHARGES	Note 1	Note 1	Note 1	Note 1	Note 1	Note 1

Note 1: Earnings, as defined, were insufficient to cover fixed charges by $3.7 million, $16.6 million, $3.8 million, $.2 million, $.3 million, and $.2 million for the three-month period ended March 31, 2005 and for the years ended December 31,2004,
2003,2002, 2001, and 2000 respectively.